Exhibit 10.9

FIRST AMENDMENT TO THE

TETRA TECH, INC.

2005 EQUITY INCENTIVE PLAN

(As Amended Through November 7, 2010)

WHEREAS, Tetra Tech, Inc. (the “Company”) established the Tetra Tech, Inc. 2005 Equity Incentive Plan, as amended (the “Plan”), to promote the interests of the Company and its stockholders by enabling the Company to offer Participants (as defined under the Plan) an opportunity to acquire an equity interest in the Company;

WHEREAS, the Committee (as defined under the Plan) has the authority to amend the Plan from time to time under Section 11.3 of the Plan; and

WHEREAS, the Committee desires to allow Participants the ability to elect to defer the issuance of stock under Restricted Stock Units on terms and conditions that it may establish from time to time.

NOW, THEREFORE, the following sections of the Plan are hereby amended as follows effective as of the date set forth below.

1.         Section 3.2 is amended by inserting the following clause (iii) following clause (ii) and renumbering the other clauses of Section 3.2 appropriately:

“(iii)     provide for the deferred issuance of stock under Awards granted to a Participant in accordance with Section 3.5 of the Plan.”

2.         Section 3.5 is deleted in its entirety and replaced with the following:

“3.5     Compliance with Applicable Law.   The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all Applicable Laws.  Notwithstanding the foregoing, the failure to satisfy the requirements of Section 409A or Section 162(m) with respect to the grant of an Award under the Plan shall not affect the validity of the action of the Committee otherwise duly authorized and acting in the matter.”

3.         The final sentence of Section 10.1(b) is amended by replacing the word “and” between clause “x” and “y” with a comma and adding the following at the end thereof.

“and (z) to the extent an Award subject to Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of the Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in the Plan to the contrary (provided such date is permissible under Section 409A) or (iii) the Participant’s death.”

4.         A new Section 10.12 is added to the Plan as follows:

“10.12 Section 409A Compliance.

(a)  In General.  The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A.  The Plan shall be administered in a manner to avoid the imposition on Participants of immediate income tax recognition and additional taxes pursuant to such Section 409A.  Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any Award in a manner which results in adverse tax consequences to the Participant or any of his or her transferees.

(b)  Elective Deferrals.  No elective deferrals or re-deferrals other than in regard to Restricted Stock Units are permitted under the Plan.

(c)  Applicable Requirements.  To the extent any of the Awards granted under the Plan are “deferred compensation” for purposes of Section 409A, the following rules shall apply to such Awards:

(i)         Mandatory Deferrals. If the Company decides that the payment of compensation under the Plan shall be deferred within the meaning of Section 409A, then, except as provided under Treas. Reg. Section 1.409A-1(b)(4)(ii), on granting the Award to which such compensation payment relates, the Company shall specify the date(s) on which such compensation will be paid in the Award Agreement.

(ii)        Initial Deferral Election. For Awards of Restricted Stock Units, where the Committee provides the opportunity to elect the time and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Section 409A and Treas. Reg. Section 1.409A-2.

(iii)       Subsequent Deferral Election.  To the extent the Company or the Committee decides to permit compensation subject to Section 409A to be re-deferred pursuant to Treas. Reg. Section 1.409A-2(b), then the following conditions must be met:  (x) such election will not take effect until at least 12 months after the date on which it is made; (y) in the case of an election not related to a payment on account of disability, death or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and (z) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. 1.409A-3(a)(4)) must be made not less than 12 months before the date payment is scheduled to be paid.

(iv)       Timing of Payments.  Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. Section 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed scheduled specified in the Plan or an Award Agreement, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or of an unforeseeable emergency.

(v)        Certain Delayed Payments.  Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(vi)       Acceleration of Payments.  Any payment made under the Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4).

(vii)      Payments to Specified Employees. Payments due to a Participant who is a “specified employee” within the meaning of Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Section 409A) shall be made on the date that is six months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death.”

(d)       Deferrals to Preserve Deductibility under Section 162(m).  The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company, a Subsidiary or any Affiliate from being denied a Federal income tax deduction with respect to any Award other than an ISO as a result of Section 162(m) in accordance with IRS regulations.  In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company, a Subsidiary and/or Affiliate anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s, Subsidiary’s and/or Affiliate’s deduction with respect to such payment would no longer be restricted due to the application of Section 162(m).

IN WITNESS WHEREOF, the undersigned has set his hand this 14th day of November, 2013.

By: /s/ Dan. L. Batrack
Dan L. Batrack
Title: Chairman and Chief Executive Officer